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                                                                   Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in reportable segments discussed in Note 26, as to which the date is May 14, 2007, relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Residential Capital, LLC's Current Report on Form 8-K dated May 14, 2007. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
May 21, 2007